Exhibit 99.1
[FHLBank Atlanta logo]

News Release
October 26, 2023

FOR IMMEDIATE RELEASE
CONTACT: David McCaw
Federal Home Loan Bank of Atlanta
dmccaw@fhlbatl.com
404.888.5652

Federal Home Loan Bank of Atlanta Announces Third Quarter 2023 Operating Highlights

ATLANTA, October 26, 2023 – Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended September 30, 2023. All numbers reported below for the third quarter of 2023 are approximate until the Bank announces unaudited financial results in its Form 10-Q, which is expected to be filed with the Securities and Exchange Commission (SEC) on or about November 9, 2023.

Operating Results for the Third Quarter 2023

•Net income for the third quarter of 2023 was $178 million, an increase of $131 million, compared to net income of $47 million for the same period in 2022. The increase in net income was primarily due to a $159 million increase in net interest income.

•The increases in net interest income and net income were primarily due to an increase in interest rates which impacted income from interest-earning assets more than the expense from interest-bearing liabilities, as well as an increase in average advance balances. Many of the Bank's assets and liabilities are indexed to the Secured Overnight Financing Rate (SOFR). Average daily SOFR during the third quarter of 2023 was 5.24 percent compared to 2.15 percent for the same period in 2022. Average advance balances were $108.5 billion for the third quarter of 2023, compared to $83.4 billion for the same period in 2022.

•The Bank's third quarter 2023 performance resulted in an annualized return on average equity (ROE) of 8.76 percent as compared to 3.06 percent for the same period in 2022. The increase in ROE was primarily due to the increase in net income during the quarter.

Financial Condition Highlights

•Total assets were $163.4 billion as of September 30, 2023, an increase of $11.8 billion from December 31, 2022. The increase in total assets was primarily due to a $12.9 billion increase in investments.

•Advances outstanding were $108.1 billion as of September 30, 2023, a decrease of $1.5 billion from December 31, 2022.

•Total capital was $8.6 billion as of September 30, 2023, an increase of $973 million from December 31, 2022. The increase in capital stock was primarily due to increases in the membership stock requirement and in the advances activity-based stock requirement which became effective August 25, 2023. Retained earnings increased to $2.5 billion as of September 30, 2023, compared to $2.3 billion as of December 31, 2022.

•As of September 30, 2023, the Bank was in compliance with all applicable regulatory capital and liquidity requirements.

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Affordable Housing and Community Investment

•The Bank is required to set aside 10 percent of its net income to support the affordable housing and economic development needs of communities served by its members. For the first nine months ended September 30, 2023, the Bank has accrued $53 million to its Affordable Housing Program (AHP) pool of funds that will be available to the Bank’s members in 2024.

•For the first nine months of 2023, the Bank made $7.2 million in additional voluntary contributions to its AHP Homeownership Set-aside Program funding to assist eligible borrowers purchase or rehabilitate a home through the Bank's member financial institutions. Funds are available on a first-come, first-served basis via the Bank’s First-time Homebuyer Product, the Community Partners Product, and the Community Rebuild and Restore Product.

•Since the inception of its AHP in 1990, the Bank has awarded more than $1.1 billion in AHP funds, assisting more than 174,000 households.

Reliable Source of Liquidity

•For the first nine months of 2023, the Bank originated a total of $390.4 billion of advances, thereby providing significant liquidity to its members. The Bank has continued to execute on the Bank’s business model, as a reliable source of liquidity and funding for its members, while remaining adequately capitalized.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of September 30, 2023	As of December 31, 2022
Advances	$108,091	$109,595
Investments	53,839	40,902
Mortgage loans held for portfolio, net	107	120
Total assets	163,381	151,622
Total consolidated obligations, net	151,535	141,510
Total capital stock	6,165	5,397
Retained earnings	2,454	2,283
Accumulated other comprehensive loss	—	(34)
Total capital	8,619	7,646
Capital-to-assets ratio (GAAP)	5.28%	5.04%
Capital-to-assets ratio (Regulatory)	5.28%	5.07%

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Results and Performance Ratios	2023	2022	2023	2022
Net interest income	$240	$81	$648	$220
Standby letters of credit fees	2	2	6	5
Other (loss) income	(4)	(1)	(4)	2
Total noninterest expense	40	30	122	105
Affordable Housing Program assessment	20	5	53	12
Net income	178	47	475	110
Return on average assets	0.43%	0.15%	0.34%	0.14%
Return on average equity	8.76%	3.06%	7.29%	2.73%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's Third Quarter 2023 Form 10-Q expected to be filed with the SEC on or about November 9, 2023 and which will be available at www.fhlbatl.com and on www.sec.gov.

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About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank is a cooperative whose members are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System). Since 1990, the FHLBanks have awarded approximately $7.6 billion in Affordable Housing Program funds, assisting more than one million households.

For more information, visit our website at www.fhlbatl.com.

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by such forward-looking statements, and the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; SOFR variations; future economic, liquidity and market conditions (including in the housing market and banking industry); changes in demand for advances, advance levels, consolidated obligations of the Bank and/or the FHLBank System and their market; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, and world events; disruptions in information systems; membership changes; mergers and acquisitions involving members; and other adverse developments or events, including extraordinary or disruptive events, affecting the market, involving other Federal Home Loan Banks, their members or the FHLBank System in general, including acts or war and terrorism. Additional factors that might cause the Bank's results to differ from forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

The forward-looking statements in this release speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of these statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements.

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